Exhibit 10.1

EMPLOYMENT AND COOPERATION AGREEMENT

     THIS AGREEMENT, made and entered into as of December 7, 2004 (the “Effective Date”), by and between David M. Edwards (the “Executive”) and GATX Financial Corporation (the “Company”);

WITNESSETH THAT:

     WHEREAS, the parties desire to enter into this Agreement pertaining to the continued employment of the Executive by the Company through December 31, 2004; and

     WHEREAS, the Executive possesses certain specialized knowledge and experience which will be of benefit to the Company following the termination of the Executive’s employment, and the Executive is willing to continue to share such knowledge and experience with the Company under the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, it is hereby covenanted and agreed by the Executive and the Company as follows:

     1. Employment Period. Subject to the terms of this Agreement, the Company hereby agrees to employ the Executive, and the Executive hereby agrees to remain in the employ of the Company during the Employment Period. The “Employment Period” shall be the period beginning on the Effective Date and ending December 31, 2004, (the “Employment Termination Date”). The Executive’s employment will terminate on the Employment Termination Date.

     2. Performance of Duties. The Executive agrees that during the Employment Period he shall perform such services for the Company and the Affiliates as are necessary and appropriate for a smooth transition of the Executive’s responsibilities, and he shall devote his full time, energies and talents to serving the Company. For purposes of this Agreement, the term “Affiliate” means any company during any period in which it owns at least fifty percent of the voting power of all classes of stock of the Company entitled to vote, and any company during any period in which at least fifty percent of the voting power of all classes entitled to vote is owned, directly or indirectly, by the Company or by any other company that is a Affiliate by reason of its direct or indirect ownership of stock of the Company.

     3. Compensation. Subject to the terms of this Agreement, during the Employment Period, the Executive shall receive salary at the rate in effect immediately prior to the Effective Date, and shall be eligible for the benefits consistent with his position in the Company.

     4. Advice and Consultation. From time to time on or before December 31, 2005, and subject to the terms of this Agreement, the Company may call upon the Executive for, and the Executive shall provide, advice and consultation with respect to matters relating to the business and operations of the Company’s Rail division on which the Executive may have worked or with respect to which the Executive would otherwise have expertise or knowledge. Following the Employment Termination Date and until such time as the Executive procures full time employment, such advice and consultation shall be rendered on an as required basis; thereafter such advice and consultation shall be rendered by the Executive at such times and in such manner so as to not interfere with the Executive’s employment responsibilities.

     5. Payment on or After Termination of Employment. The Executive’s compensation during the Employment Period shall be subject to the following:

(a)	The Executive shall be entitled to a lump sum cash payment of $820,000 on the Employment Termination Date.

(b)	The Executive shall receive his 2004 bonus at essentially the same time as payments are distributed generally under the 2004 Bonus Program. The executive shall be treated no differently than other participating GATX Rail executives in the assessment of the achievement of the Company’s performance against pre-established goals under the 2004 Bonus Program.

(c)	Options previously granted to the Executive by the Company shall be subject to the following:

(i)	The options listed on Exhibit A may be exercised on or before the dates set opposite each respective option grant date on exhibit A.

(ii)	The Executive may exercise options granted to him that are not listed in Exhibit A on or before March 31, 2005, being ninety (90) days from the Employment Termination Date.

(iii)	Options purchased by the Executive under the terms of the Employee Option Purchase Program may be exercised by the Executive according to their terms on or before January 28, 2010.

(iv)	The option granted to the Executive on August 6, 2004 shall vest and become exercisable with respect to one-half of the shares covered by that option grant on August 6, 2005, and as of the Employment Termination Date the option shall be canceled with respect to the remaining one-half of the shares.

(v)	Except as specifically provided to the contrary herein, all options shall remain subject to the terms and conditions of the option plan and agreement pursuant to which they were issued, including the special acceleration provisions thereof.

(d)	The Executive was granted an award of 7520 restricted stock units effective January 1, 2004. On the date of the Company’s Compensation Committee’s (the “Committee”) determination in 2005, the Executive shall be vested in the number of shares of restricted stock (“Restricted Stock”) under that award equal to the product of (a) the number of shares of Restricted Stock that would have vested based on actual performance through December 31, 2004, as determined by the Committee and (b) 27/36, a fraction that reflects the pro rata reduction that would have otherwise occurred if the Executive had remained employed by the Company until April 14, 2006. The executive shall be treated no differently than other participating GATX Rail executives in the assessment of the achievement of the Company’s performance against pre-established goals under the restricted stock program. The restrictions shall lapse on the Executive’s shares of Restricted Stock coincidentally with the vesting thereof on the date of the Committee’s determination as set forth in the first sentence of this subparagraph, and the unrestricted shares shall be distributed as soon as practical thereafter.

(e)	The Executive shall receive additional benefits such that the Executive’s aggregate benefits under the Excess Benefit Plan and Supplemental Retirement Plan maintained by GATX Corporation, when added to the Executive’s benefit under the GATX Corporation Non-Contributory Pension Plan for Salaried Employees (the “Qualified Plan”), shall equal the aggregate benefit the Executive would have received under those plans if the Executive accrued Service Credit (as that term is defined in the Qualified Plan) as though he remained in the employ of the Company until April 14, 2006.

(f)	During the period beginning on the Effective Date and ending on April 14, 2006, the Executive and his eligible dependents shall be eligible to participate in the Company’s healthcare plan as though the Executive continued to be employed by the Company during that period, but subject to his making the premium payments for such coverage otherwise required of employees of the Company from time to time. As of April 14, 2006, the Executive’s eligibility for coverage under the Company’s retiree healthcare benefit program shall be determined as though the Executive continued to be employed by the Company through April 14, 2006.

(g)	The Company shall reimburse the Executive for expenses incurred by him for office space, secretarial assistance, and other costs incurred by him to assist him in the transition to new employment, provided that the amount of reimbursement under this paragraph (f) that shall not exceed $40,000.

(h)	Except as otherwise specifically provided in this Agreement, the amounts payable under this paragraph 5 shall be in lieu of any benefits that may be otherwise payable to or on behalf of the Executive pursuant to the terms of any severance pay arrangement of the Company or any Affiliate or any other, similar arrangement of the Company or any Affiliate providing benefits upon involuntary termination of employment (including, without limitation the GATX Corporation Severance Benefit Plan).

(i)	In no event shall the Executive be entitled to receive any amounts, rights, or benefits under this paragraph 5 unless he executes a release of claims against the Company and affiliated persons in a form attached hereto as Exhibit B after his Employment Termination Date, and the revocation period for the release has expired and such release has not been revoked.

(j)	If the Executive breaches any of the requirements of paragraph 7, then (i) he shall forfeit a right to receive any amounts under this Agreement that were not paid prior to the date of such breach; (ii) he shall forfeit the right to receive benefits under this Agreement which will vest or to which the Executive would otherwise become entitled at a date subsequent to the date of such breach, (iii) he shall forfeit any options that have not been exercised prior to the date of the breach; and (iv) he shall forfeit any restricted stock that has not vested prior to the date of the breach. The Executive acknowledges and agrees that the remedies provided under this paragraph (j) shall be in addition to other remedies for breach of this Agreement. For the avoidance of doubt, nothing in this subparagraph (j) shall apply to any benefit in which the Executive has a vested interest.

(k)	Notwithstanding any provision contained therein, the Agreement for Employment Following a Change of Control by and between GATX Corporation and the Executive, dated as of August 6, 2004, shall be terminated and of no further force or effect as of December 31, 2004.

     6. Confidential Information. Except as may be required by the lawful order of a court or agency of competent jurisdiction, the Executive agrees to keep secret and confidential indefinitely all non-public information concerning the Company and the Affiliates which was acquired by or disclosed to the Executive during the course of his employment with the Company, and not to disclose the same, either directly or indirectly, to any other person, firm, or business entity, or to use it in any way. To the extent that the Executive obtains information on behalf of the Company or any of the Affiliates that may be subject to attorney-client privilege as to the Company’s attorneys, the Executive shall take reasonable steps to maintain the confidentiality of such information and to preserve such privilege. Nothing in the foregoing provisions of this paragraph 6 shall be construed so as to prevent the Executive from using, in connection with his employment for himself or an employer other than the Company or any of the Affiliates, knowledge which was acquired by him during the course of his employment with the Company and the Affiliates, and which is generally known to persons of his experience in other companies in the same industry.

     7. Restriction on Competition and Solicitation. The Executive agrees to the following:

(a)	The Executive agrees that for the period beginning on the Effective Date and ending on December 31, 2005, he will not take any actions to assist any third party in recruiting any then currently active employee of the Company or any Affiliate. The Executive understands that such actions that are prohibited shall include, but will not be limited to: (i) identifying to a successor employer or its agents person or persons who have special knowledge of the Company’s processes, methods or confidential affairs; (ii) commenting to a successor employer or its agents about the quantity of work, quality of work, special knowledge, or personal characteristics of any person who is still employed by the Company or its Affiliates; or (iii) facilitating contact or communication with such currently active employee.

(b)	The Executive agrees that for the period beginning on the Effective Date and ending on December 31, 2006 the Executive shall not, without the express written consent of the Board of Directors of the Company, be employed by, serve as a consultant to, or otherwise assist or directly or indirectly provide services to a Competitor (defined below) if: (i) the services that the Executive is to provide to the Competitor are the same as, or substantially similar to, any of the services that the Executive provided to the Company or the Affiliates within the three years immediately preceding the Effective Date; or (ii) any trade secrets, confidential information, or proprietary information (including, without limitation, confidential or proprietary methods) of the Company and the Affiliates to which the Executive had access could reasonably be expected to benefit the Competitor if the Competitor were to obtain access to such secrets or information. The term “Competitor” shall mean any company engaged in leasing rail equipment such as tank cars, freight cars or locomotives either on a full-service or net lease basis as of the date hereof, including those companies which the Company has specifically identified as its primary competitors in its periodic filings with the Securities and Exchange Commission. For the avoidance of doubt, nothing herein shall preclude the Executive from procuring employment with or serving as a consultant to a parent or sister company, division or business segment of a Competitor, provided that the Executive’s principal and primary employment or consulting responsibilities would not constitute a violation of the first sentence hereof, and the responsibilities, if any, of the Executive to the business or operations of a Competitor are only incidental.

     8. Remedies. The Executive acknowledges that the Company and/or the Affiliates would be irreparably injured by a violation of paragraphs 6 and 7 and he agrees that the Company and/or the Affiliates, in addition to any other remedies available to them for such breach or threatened breach, shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining the Executive from any actual or threatened breach of paragraphs 6 and 7. If a bond is required to be posted in order for the Company and/or the Affiliates to secure an injunction or other equitable remedy, the parties agree that said bond need not be more than a nominal sum.

     9. Amendment. This Agreement may be amended or cancelled only by mutual agreement of the parties in writing without the consent of any other person. So long as the Executive lives, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof.

     10. Applicable Law. The provisions of this Agreement shall be construed in accordance with the laws of the State of Illinois, without regard to the conflict of law provisions of any state. All disputes between the parties hereto relating to this Agreement shall be litigated in Illinois.

     11. Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, and this Agreement will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).

     12. Waiver of Breach. No waiver by any party hereto of a breach of any provision of this Agreement by any other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party or any similar or dissimilar provisions and conditions at the same or any prior or subsequent time. The failure of any party hereto to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.

     13. Successors. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business.

     14. Entire Agreement. Except as otherwise noted herein, this Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements between the parties relating to the subject matter hereof. Except as otherwise expressly provided in this Agreement, nothing in this Agreement shall adversely affect the rights earned by the Executive during his employment with the Company with respect to any benefit plan maintained by the Company to the extent provided in accordance with the terms of the applicable plan.

     IN WITNESS THEREOF, the Executive has hereunto set his hand, and the Company has caused these presents to be executed in its name and on its behalf, as of the Effective Date.

/s/ David M. Edwards
David M. Edwards

GATX Financial Corporation
By:	/s/ Ronald H. Zech
Ronald H. Zech
Its:	Chairman and Chief Executive Officer

EXHIBIT A
STOCK AWARDS

     The Executive shall be treated as though his Employment Termination Date is by reason of Retirement for purposes of determining the period during which the options described below may be exercised after termination of employment in accordance with paragraph 5(b) of the Employment and Consulting Agreement (to which this Exhibit A is attached):

Date of Option	Number of	Option Exercise	Last Exercise
Grant	Options Granted	Price	Date
October 24, 1997	19,000	$33.4688	October 24, 2007
July 24, 1998	15,000	$39.7188	July 24, 2008
July 23, 1999	16,000	$39.4688	July 23, 2009
October 22, 1999	15,000	$30.7813	October 22, 2009
January 28, 2000*	3,185	$28.6875	January 28, 2010
March 10, 2000	31,000	$30.4688	December 31, 2009
July 27, 2001	25,000	$39.1450	December 31, 2009
April 26, 2002	20,000	$31.7350	December 31, 2009
July 26, 2002	20,000	$24.1700	December 31, 2009
August 6, 2004 **	14,300	$24.3650	December 31, 2009

* Options purchased under the Employee Option Purchase Program

** The option granted to the Executive on August 6, 2004 shall vest and become exercisable with respect to one-half of the shares covered by that option grant on August 6, 2005, and as of the Employment Termination Date the option shall be canceled with respect to the remaining one-half of the shares.

EXHIBIT B
GENERAL WAIVER AND RELEASE AGREEMENT

     I, David M. Edwards, understand and agree completely to the terms set forth in the attached Employment and Consulting Agreement (the “Employment and Consulting Agreement”).

     In consideration of benefits I will receive under the Employment and Consulting Agreement, I hereby release, acquit and forever discharge GATX Corporation, its parents and subsidiaries (collectively, the “Company”), and their respective officers, directors, agents, servants, employees, attorneys, shareholders, fiduciaries of employee benefit plans, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date I sign this General Waiver and Release Agreement (the “Agreement”), including, but not limited to: any and all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment, including, but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership or equity interests in the Company, vacation pay, personal time off, fringe benefits, expense reimbursements, sabbatical benefits, severance benefits, or any other form of compensation; provided however this shall not apply to any employee benefit in which the employee has a vested interest; claims pursuant to any federal, any state or any local law, statute, common law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; attorneys’ fees under Title VII of the federal Civil Rights Act of 1964, as amended, or any other statute, agreement or source of law; the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the federal Americans with Disabilities Act of 1990; the Family and Medical Leave Act; the Employee Retirement Income Security Act; the Equal Pay Act; any state or local anti-discrimination law, any state wage payment law, any other state or local law, ordinance or regulation relating to any aspect of employment; tort law; contract law; or the law of wrongful discharge, discrimination, harassment, fraud, misrepresentation, defamation, libel, emotional distress, and breach of the implied covenant of good faith and fair dealing.

     I represent that I have no lawsuits, claims or actions pending in my name, or on behalf of any other person or entity, against the Company or any other person or entity subject to the release granted in this Agreement. I agree that in the event I bring a claim covered by this release in which I seek damages against the Company or in the event I seek to recover against the Company in any claim brought by a governmental agency on my behalf, this Agreement shall serve as a complete defense to such claims.

     I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under ADEA. I also acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) I have been advised hereby that I have the right to consult with an attorney prior to executing this Agreement; (c) I have twenty-one (21) days from the date I receive this Agreement to consider this Agreement (although I voluntarily may choose to execute this Agreement earlier); (d) I have seven (7) days following the execution of this Agreement to revoke this Agreement; and (e) this Agreement shall not be effective until the later of (i) the date upon which the revocation period has expired, which shall be the eighth (8th) day after I execute this Agreement, or (ii) the date I return this Agreement, fully executed, to the Company.

     I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any unknown or unsuspected claims I may have against the Company, its affiliates, and the entities and persons specified above.

Employee	GATX FINANCIAL CORPORATION

Sign:	Name:	Ronald H. Zech

Date:	Sign:

Date: